Exhibit 10.85
Draft of February 23, 2006
R.H. Donnelley Corporation
Summary of Board Compensation
(Non-employee directors)

FY2006
Board Compensation
Annual Retainer Fee	$40,000
Additional Retainer Fee to Lead Director	$36,000
Meeting Fee:
- in person	$1,200
- telephonic	$500
Committee Compensation
Corporate Governance Committee Chairperson Retainer	$8,000
Committee Meeting Fee	$1,200
Committee Meeting Fee (Chairperson) Compensation and Benefits Committee	$1,000
Chairperson Retainer	$8,000
Committee Meeting Fee	$1,200
Committee Meeting Fee (Chairperson) Audit and Finance Committee	$1,000
Chairperson Retainer	$12,000
Committee Meeting Fee	$1,200
Committee Meeting Fee (Chairman)	$1,000
In addition to their cash contribution, each non-employee director will receive 1,500 deferred shares of the Company’s common stock and an option to purchase 1,500 deferred shares of the Company’s common stock on the day of each annual stockholders meeting. All such deferred shares and option grants vest in three equal installments as of the close of business on the day immediately preceding the date of three annual meetings stockholders immediately following the date of the grant, subject to accelerated vesting in the event of death, disability or retirement at or after age 65 or a change in control of the Company.
No compensation for board service is paid to directors who are full-time executive officers or employees of the Company.